EXHIBIT 5.1

[LETTERHEAD OF HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.]

January 27, 2004

Morris Publishing Group, LLC

Morris Publishing Finance Co.

725 Broad Street

Augusta, Georgia 30901

Ladies and Gentlemen:

We have acted as counsel to Morris Publishing Group, LLC, a Georgia limited liability company, and Morris Publishing Finance Co., a Georgia corporation (collectively, the “Issuers”), which have requested that we render an opinion in connection with a Registration Statement on Form S-4 heretofore filed by the Issuers (the “Registration Statement”), covering the registration of $300,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Exchange Notes”) to be offered in exchange for (the “Exchange Offer”) all of the Issuers’ outstanding 7% Senior Subordinated Notes due 2013 (the “Initial Notes”).

In connection with rendering this opinion, we have examined and are familiar with such certificates of public officials, certificates of officers of the Issuers and other records and documents as we have deemed relevant and necessary for the purposes of the opinions herein expressed.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the limited liability company and corporate records, as the case may be, furnished to us by the Issuers include all limited liability company or corporate proceedings taken by the Issuers to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Initial Notes have been validly tendered to the Issuers and the Exchange Notes have been delivered in exchange therefor, the Exchange Notes will be validly issued and binding obligations of the Issuers subject in each case to the effect of (i) Federal and State bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors) and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and Georgia general corporation and limited liability company laws and do not purport to express any opinion on the laws of any other jurisdiction. In rendering our opinion, we have relied upon the opinion of Cahill Gordon & Reindel LLP with respect to matters of New York law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Except to the extent provided in the preceding paragraph, this opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.

/s/ Hull, Towill, Norman, Barrett & Salley, P.C.